CONSENT OF INDEPENDENT CHARTERED ACCOUNTANTS

As independent chartered accountants, we hereby consent to the incorporation by reference in this Form SB-2 Registration Statement, of our report dated March 30, 2006 , relating to the financial statements of Martech Systems (Weymouth) Ltd. and to the reference to our Firm under the caption “Experts” appearing in the Prospectus.

Weymouth, UK
15 August , 2007